			SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                     THE STROBER ORGANIZATION, INC.

	(Name of Registrant as Specified In Its Charter)

                              N/A

(Name of Person(s) Filing Proxy Statement if Other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-
     6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

          ___________________________________________________________

     2) Aggregate number of securities to which transaction applies:

	  ____________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

	  ____________________________________________________________

     4)   Proposed maximum aggregate value of transaction:

	  ____________________________________________________________
     5)   Total Fee Paid:

[X]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

	  ____________________________________________________________
     2)   Form, Schedule or Registration Statement No.:

	  ____________________________________________________________

     3)   Filing Party:

	  ____________________________________________________________
     4)   Date Filed:

	  ____________________________________________________________

                 THE STROBER ORGANIZATION, INC.
                       550 Hamilton Avenue
                    Brooklyn, New York  11232

                     ______________________

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD MAY 25, 1995

                     ______________________

      The 1995 Annual Meeting of Stockholders of The Strober Organization, Inc. (the "Company") will be held on May 25, 1995 at 10 o'clock a.m. at the offices of Sills Cummis Zuckerman Radin Tischman Epstein & Gross, P.A., One Riverfront Plaza, Newark, New Jersey 07102, for the following purposes:

       1. To elect seven directors to serve for ensuring terms of one to three years (one year if Proposal 2 is not approved) and until their successors are duly elected and qualified
(Proposal 1).

       2. Approve amendments to the Certificate of Incorporation and By-laws of the Company to provide for a staggered Board of Directors to consist of three classes, each for a three year term (Proposal 2).

       3.  To approve the adoption of The Strober Organization,
Inc. 1995 Outside Director Stock Option Plan granting options for
75,000 shares of Company Common Stock to the Company's outside independent directors (Proposal 3).

       4. To ratify the appointment of KPMG Peat Marwick LLP as independent public accountants of the Company for the fiscal year ending December 31, 1995 (Proposal 4).

       5. To transact such other business as may properly come before the meeting, or any adjournment thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      Only Stockholders of record at the close of business on April 21, 1995 shall be entitled to notice of and to vote at the meeting, or any adjournment thereof.

      We enclose in this mailing the Notice of 1995 Annual
Meeting of Stockholders, Proxy Statement, Proxy and Annual Report of the Company for the fiscal year ended December 31, 1994.

                                     By Order of the Board of
                                     Directors

                                     David J. Polishook
                                     Secretary

April 28, 1995
                     YOUR VOTE IS IMPORTANT

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. GIVING YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING, BUT WILL HELP TO ASSURE A QUORUM AND AVOID FURTHER PROXY SOLICITATION COSTS.

                 THE STROBER ORGANIZATION, INC.
                       550 Hamilton Avenue
                    Brooklyn, New York 11232

                       ___________________

                         PROXY STATEMENT

                       ___________________

       This statement is furnished to the Stockholders (the "Stockholders") of The Strober Organization, Inc. (the "Company" or "Strober") in connection with the solicitation by the Board of Directors of the Company (the "Board") of proxies to be used at the Annual Meeting of Stockholders (the "Meeting") to be held on May 25, 1995, or at any adjournment or adjournments thereof, for the purposes set forth in the attached Notice of Meeting. Copies of this Proxy Statement and the form of proxy are being mailed to all Stockholders on or about April 28, 1995.

       Properly executed proxies will be voted in the manner directed by a Stockholder and, if no direction is given, will be voted for the election of the nominees named under the caption "Election of Directors" as directors of the Company and for Proposals 2, 3 and 4. Any proxy may be revoked by a Stockholder at any time prior to its exercise (such as by giving notice of revocation in writing to the Secretary of the Company, by delivery of a later dated proxy, or if the Stockholder attends the Meeting, by oral notice to the Secretary of the Meeting and by voting the shares in person). Mere attendance at the Meeting, without giving notice of revocation of the proxy as set forth above, will not revoke the proxy.

       Only Stockholders of record at the close of business on April 21, 1995, will be entitled to notice of and to vote at the Meeting or any adjournment or adjournments thereof. As of April 21, 1995, there were 5,055,493 outstanding shares of the Company's common stock ("Common Stock"), which is the only outstanding class of voting securities of the Company. Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon. Directors will be elected by a plurality of the votes cast at the Meeting. The Company's By-laws provide that Stockholders holding a majority of the shares of Common Stock will constitute a quorum at meetings of stockholders.


Principal Stockholders

       The following table, prepared from the records of the Company and from information furnished to it, sets forth, as of April 21, 1995, the name and holdings of each person (including any "group" as defined in Section 13(d) of the Securities Exchange Act of 1934) known by the Company to be the beneficial owner of more than five percent of its Common Stock. Unless otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

<PAGE 2>

Name and Address of        	        Common Stock         Percent
Beneficial Owner            	     Beneficially Owned      of Class
- - -------------------                  ------------------      --------

Sue Strober (1)(4)               	     1,015,013           20.1%
  c/o The Strober Organization, Inc.
  550 Hamilton Avenue
  Brooklyn, New York 11232

Robert J. Gaites (2)(4)                        457,135           9.0%
  c/o The Strober Organization, Inc.
  550 Hamilton Avenue
  Brooklyn, New York 11232

John Yanuklis (3)(4)                   	       453,255           9.0%
  c/o The Strober Organization, Inc.
  550 Hamilton Avenue
  Brooklyn, New York 11232

John T. Guerin (4)                             422,250           8.4%
  14 Summit Road
  Morristown, New Jersey 07960

Gordon Sandler (4)			       419,486		 8.3%
  6468 Via Rosa
  Boca Raton, Florida  33433

 ___________________

       (1) Ms. Strober is the trustee with respect to an aggregate of 84,650 shares held in trusts for her son and daughter. Ms. Strober disclaims beneficial ownership of such shares. Excludes 225,000 shares of Common Stock subject to a presently exercisable warrant held by Ms. Strober at an exercise price of $3.25 per share which expires on December 14, 1995.

       (2) Excludes 25,000, 25,000 and 37,500 shares of Common Stock subject to presently exercisable options held by Mr. Gaites at exercise prices of $1.75, $4.75 and $3.625 per share which expire on December 31, 1996, 1997 and March 8, 2000, respectively. Includes 2,000 shares held by Mr. Gaites' spouse as trustee for their son. Mr. Gaites disclaims beneficial ownership of such shares.

       (3) Excludes 9,000, 14,286, 22,737 and 23,503 shares of Common Stock subject to presently exercisable options held by Mr. Yanuklis at exercise prices of $1.125, $1.75, $4.75 and $3.625 per share of which 23,286 expire on December 31, 1996, 22,737 expire on December 31, 1997 and 23,503 expire on March 8, 2000.

       (4) The above-named beneficial owner is a party to an agreement providing such beneficial owner with a right of prior notice and first refusal to purchase shares of the Company's Common Stock which any other party to the agreement desires to sell. (See "Certain Transactions")

<PAGE 3>
                      ELECTION OF DIRECTORS

                          (Proposal 1)

       The By-laws of the Company provide that there shall be not less than 3 nor more than 20 directors. The number of directors of the Company is presently fixed by resolution of the Board at 7. Messrs. Bernstein, Gaites and Yanuklis have served as directors of the Company since the Company's initial public offering in 1986; Mr. Zieky became a director in January 1988; Messrs. Murstein and Solimine were elected as directors in July 1989 and Mr. Mangino was elected as a director in May 1992.
Under the proposed amendment to the Company's Certificate of Incorporation, the Board of Directors would consist of three classes of directors serving staggered terms of office with each class to consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a three year term to serve until the election and qualification of their successors. Unless otherwise specified, if the classified Board amendments (see Proposal 2) are approved by the Stockholders, each properly executed proxy received will be voted for the election of the 7 nominees named below as directors to serve until the Annual Meeting of Stockholders shown below or until their respective successors shall be elected and shall qualify. If Proposal 2 is not adopted, the term of office of each person elected as a director will continue until the 1996 Annual Meeting of Stockholders or until their respective successors shall be elected and shall qualify. Each of the nominees has consented to be named as a nominee in the Proxy Statement and to serve as a director if elected.

       Should any nominee become unable or unwilling to accept a nomination or election, the persons named in the enclosed proxy will vote for the election of a nominee designated by the Board.

       The following table, prepared from the records of the Company and from information furnished to it, sets forth, as of April 21, 1995, the name and position, age and biographical data of each director of the Company.

Class I Nominee for Director (Term to Expire at 1996 Stockholder
Meeting)

Name and                                     Biographical
 Position                          Age         Data(1)

EMIL W. SOLIMINE                   50        Mr. Solimine is the Chairman
Director of the Company                      of the Board of Directors and
                                             Chief Executive Officer of Emar
                                             Group, Inc., an insurance
                                             brokerage concern which he
                                             started in 1971 and which has
                                             served as insurance broker
                                             for the Company's property and
                                             casualty insurance since
                                             1983.  Mr. Solimine is also
                                             a director of DiGiorgio
                                             Corporation, an independent
                                             wholesale food distributor.

<PAGE 4>

ELIOTT ZIEKY                       43        Mr. Zieky has been with the
Senior Vice President                        Company since 1988, and with
and Director of the Company                  his cousin, Edward N. Zieky,
                                             manages its Hartford,
                                             Connecticut region.
                                             He was an officer of
                                             The General Building
                                             Supply Company prior
                                             to its acquisition by
                                             the Company.  He has
                                             over 20 years of
                                             experience in the
                                             industry.

Class II Nominee for Director (Term to Expire at 1997 Stockholder
Meeting)

ROBERT J. GAITES                   53        Mr. Gaites has been with the
Chairman of the Board,                       Company since 1976.  He was
Chief Executive Officer                      Senior Vice President since
and President of the Company                 1986 and CEO since June
                                             1991.  He has 28 years of
                                             experience in the industry.

JOSEPH MANGINO, SR.                58        Mr. Mangino has been
Director of the Company			     the President of Metropolitan
                                   	     Trucking, Inc. a privately
                                   	     held trucking company since
                                   	     1980.  He is a regional
                                   	     director of Bank of New York,
                                   	     National Community Division.

Class III Nominee for Director (Term to Expire at 1998
Stockholder Meeting)

DAVID W. BERNSTEIN                 69        Mr. Bernstein is an
Director of the Company                      attorney engaged in private
                                             practice and served as
                                             general counsel to the Company
					     from 1953 through 1990.

ALVIN MURSTEIN                     60        Mr. Murstein has been
Director of the Company                      President and
                                             Chairman of the
                                             Board of Directors of
                                             Tri-Magna Corporation,
                                             the parent corporation of
                                             Medallion Funding Corp.,
                                             since 1989 and the President
                                             and Chairman of the Board of
                                             Directors of Medallion
                                             Funding Corp. since 1979.

<PAGE 5>

JOHN YANUKLIS                      58        Mr. Yanuklis has been with
Executive Vice President                     the Company since 1981 and
and Director of the Company                  manages Its Hudson Valley,
                                             New York region.  He was a
                                             Senior Vice President
                                             since 1986 and an Executive
                                             Vice President since June
                                             1992.  He has over 30 years
                                             of experience in the industry.

________________________

       (1) The Strober Organization, Inc. was organized in connection with the Company's initial public offering in 1986 to act as the parent of the companies previously conducting the Strober business. References to employment with the "Company" in the table above, where appropriate, include positions with Strober's predecessor companies.


       The Company's Board held five meetings during the fiscal year ended December 31, 1994 and entered into two written consents without a meeting during that time. Each director attended all of the meetings of the Board and its committees held during such year, except for two directors who missed one Board meeting and one director missed one Committee meeting.

       The Company established an Expansion Committee, the function of which is to review management's progress in expanding the Company's product lines, enhancing its existing building supply center network and expanding that network. The Expansion Committee held one meeting in 1994. The members of the Expansion Committee for 1994 were Messrs. Bernstein, Gaites, Mangino Solimine and Yanuklis.

       The Company has a Compensation Committee, the function of which is to establish, in conjunction with the Company's Board, salaries, bonuses and other forms of compensation for senior executives of the Company. The Compensation Committee held one meeting in 1994. The members of the Compensation Committee for the fiscal year ended December 31, 1994 were Messrs. Bernstein, Gaites and Solimine.

       The Company has a 1986 Stock Option Plan Committee, the function of which is to grant stock options to key employees of the Company and its subsidiaries under the Company's Restated 1986 Non-Qualified Stock Option Plan. The Plan Committee held one meeting in 1994. The members of the Plan Committee for the fiscal year ended December 31, 1994 were Messrs. Bernstein, Murstein and Solimine.

       The Company's 1993 Outside Director Stock Plan Committee was established upon the ratification of the 1993 Outside Director Stock Option Plan by the Stockholders at the 1993 Annual Meeting. For the fiscal year ended December 31, 1994, Messrs. Gaites, Yanuklis and Zieky served on this Committee and held one meeting in 1994.

       The Company has an Audit Committee, the purposes of which are to oversee the financial reporting and disclosures of the Company, monitor compliance with financial reporting requirements and the Company's internal control and credit policies, review

<PAGE 6>

the role of the Company's independent accountants and pass upon the fairness of transactions between the Company and its affiliates, officers, directors or employees or any other related party transactions. The Audit Committee held one meeting in 1994. The members of the Audit Committee for the fiscal year ended December 31, 1994 were Messrs. Bernstein, Murstein, Mangino and Solimine.

       The Company has no standing Nominating Committee.

       Other than Eliott Zieky and his first cousin Edward N.
Zieky, Senior Vice President of the Company, there are no other family relationships between any executive officers or directors of the Company.


Security Ownership of Management

       The following table, prepared from the records of the Company and from information furnished to it, sets forth, as of April 21, 1995, the number of shares of Common Stock beneficially owned by each director and nominee, the chief executive officer and the four other most highly compensated executive officers (collectively, the "Named Executive Officers") and all directors and executive officers of the Company as a group. Unless otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

				Common Stock
Name of Beneficial Owner	Beneficially Owned	Percent of Class
- - ------------------------	------------------	----------------

Robert J. Gaites		   457,135(1)(8)		9.0%
David W. Bernstein		    19,100(2)(3)		 *
Joseph Mangino, Sr.		       500(3)			 *
Alvin Murstein			     5,000(3)			 *
Emil W. Solimine		     8,500(3)(4)		 *
John Yanuklis			   453,255(5)(8)		9.0%
Edward Zieky				 0(6)(8)		 *
Eliott Zieky				 0(6)(8)		 *
Richard Schaefer		       3,120(7)			 *
All Officers and Directors	   1,052,779		       20.8%
 as a group (12 persons)(9)

________________________
* Less than one percent of the outstanding shares of Common
Stock.

<PAGE 7>

       (1) Excludes 25,000, 25,000 and 37,500 shares of Common Stock subject to presently exercisable options held by Mr. Gaites at exercise prices of $1.75, $4.75 and $3.625 per share which expire on December 31, 1996, 1997 and March 8, 2000, respectively. Includes 2,000 shares held by Mr. Gaites' spouse as trustee for their son. Mr. Gaites disclaims beneficial ownership of such shares.

       (2)  Includes 100 shares owned by Mr. Bernstein's wife.  Mr.
Bernstein disclaims beneficial ownership of such shares. Excludes 100,000 and 75,000 shares of Common Stock subject to a presently exercisable warrant held by Mr. Bernstein at an exercise price of $12.00 per share which expires on November 7, 1996; and $3.25 per share which expires on December 14, 1995, respectively.

       (3) Excludes 10,000 and 12,500 shares subject to presently exercisable options and 18,750 shares subject to options still requiring Stockholder ratification each held by the outside directors at an exercise price of $1.75, $4.75 and $3.625 per share which expire on March 4, 1996, March 9, 1997 and March 8, 2000, respectively.

       (4) These shares of Common Stock are owned by Emar, Ltd., of which Mr. Solimine is the sole shareholder.

       (5)  Excludes 9,000, 14,286, 22,737 and 23,503 shares of Common
Stock subject to presently exercisable options held by Mr. Yanuklis at exercise prices of $1.125, $1.75, $4.75 and $3.625 per share, respectively. Of these options, 23,286 expire on December 31, 1996, 22,737 expire on December 31, 1997 and 23,503 expire on March 8, 2000.

       (6) Excludes 1,684 and 10,152 shares of Common Stock subject to a presently exercisable option held by each of Edward and Eliott Zieky at an exercise price of $4.75 and $3.625 per share which expire on December 31, 1997 and March 8, 2000, respectively.

       (7)  Excludes 22,500, 51,429, 15,789 and 27,586 shares of Common
Stock subject to presently exercisable options held by Mr. Schaefer at exercise prices of $1.125, $1.75, $4.75 and $3.625, per share, respectively. Of these options, 73,929 expire on December 31, 1996, 15,789 expire on December 31, 1997 and 27,586 expire on March 8, 2000.

       (8) The above-named director or member of management is a party to an agreement providing such individual with a right of prior notice and first refusal to purchase shares of Common Stock which any other party to the agreement desires to sell. (See "Certain Transactions")

       (9) Excludes 731,078 shares of Common Stock subject to presently exercisable options and warrants held by certain directors and executive officers of the Company at exercise prices ranging from $12.00 to $1.125 per share. Excludes 150 shares owned by a relative of Mr. Albert Brower. Mr. Brower disclaims beneficial ownership of such shares.


              THE BOARD RECOMMENDS A VOTE "FOR" THE
       ELECTION OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.


                ________________________________

<PAGE 8>

EXECUTIVE COMPENSATION

Summary Compensation Table

       The following table sets forth information concerning the annual and long-term compensation for services rendered in all capacities to the Company by those persons who were, at December
31, 1994, the Named Executive Officers.



                                	Annual Compensation                  Long Term Compensation
					-------------------                  ----------------------
                                                               Other Annual    Stock      All Other
                              Fiscal                           Compensation    Option     Compensation
Name and Principal Position    Year     Salary ($)  Bonus ($)    ($)(1)       Grants(#)     ($)(3)
- - ---------------------------   ------    ----------  ---------  ------------   ---------   ------------

Robert J. Gaites              1994      $250,000    $225,000          --      25,000        $900
  Chairman, President,        1993      $250,000    $160,000          --      25,000        $814
  Chief Executive Officer     1992      $250,000     $10,000          --          --        $764


John Yanuklis                 1994      $142,000    $136,186          --      22,737        $505
  Executive Vice President,   1993      $135,000    $149,745          --      14,286        $503
  Director                    1992      $125,000     $68,237          --          --        $454

Richard Schaefer              1994      $125,000    $136,619          --     15,789         $450
  Vice President              1993      $125,000    $108,950          --     51,429         $475
                              1992      $112,500     $67,329          --         --         $454

Edward Zieky                  1994      $115,000    $91,923           --      1,684         $580
  Senior Vice President       1993      $100,000    $25,268    $18,300(2)        --         $546
                              1992      $100,000         --    $14,900(2)        --         $553

Eliott Zieky		      1994	$115,000    $91,923          --       1,684         $580
  Senior Vice President,      1993	$100,000    $25,268    $18,300(2)        --	    $546
  Director                    1992	$100,000	 --    $14,900(2)        --	    $553
______________

(1)Amounts for "Other Annual Compensation" are not shown in the table as none of these perquisites exceed the lesser of (i) $50,000 or (ii) 10% of the Named Executive Officer's combined Salary and Bonus, except for Messrs. Edward and Eliott Zieky in 1993 and 1992.

(2)Indicates a $10,200 car allowance which accounts for more than 25% of the perquisites of Messrs. Edward and Eliott Zieky.

(3)Includes only premiums paid by the Company attributable to term life insurance coverage for the Named Executive Officers.


<PAGE 9>

Option Grants Table

       The following table sets forth information on grants of stock options to the Named Executive Officers pursuant to the Company's Restated 1986 Non-Qualified Stock Option Plan during the fiscal year ended December 31, 1994.


                                % of Total            Potential Realizable Value at Assumed
                                Options                     Annual Rates of Stock Price
                                Granted to                 Appreciation for Option Term
                                Employees    Exercise
                    Options     in Fiscal    Price      Expiration
Name                Granted(#)   Year        ($/Share)  Date           5%($)      10%($)
- - ----                ----------  --------     ---------  ----------    -------    -------

Robert J. Gaites    25,000      21.60%       $4.75      12/31/97      $24,652    $52,119
John Yanuklis       22,737      19.65%       $4.75      12/31/97      $22,421    $47,401
Richard Schaefer    15,789      13.64%       $4.75      12/31/97      $15,569    $32,917
Edward Zieky         1,684       1.46%       $4.75      12/31/97       $1,661     $3,511
Eliott Zieky         1,684       1.46%       $4.75      12/31/97       $1,661     $3,511


	       Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value Table

		The following table sets forth information concerning the aggregate number and value of
	unexercised options to purchase Common Stock held by each of the Named Executive Officers as
	December 31, 1994.


                                                                              Value of
                                                              Number of       Unexercised
                                                             Unexercised      In-the-Money
                                                             Options/SARs     Options/SARs
                                                             At FY-End(#)     At FY-End ($)
                    Shares Acquired on           Value          All              All
Name                    Exercise(#)           Realized ($)   Exercisable      Exercisable
- - ----		    ------------------	      ------------  ------------      -------------

Robert J. Gaites                 --                   --      50,000           $ 43,750
John Yanuklis                    --                   --       46,023          $ 46,375
Richard Schaefer                 --                   --       89,718          $143,437
Edward Zieky                     --                   --        1,684                --
Eliott Zieky                     --                   --        1,684                --


<PAGE 10>

Compensation of Directors

       During 1994, members of the Board who were not employees of the Company received an annual retainer of $12,500, plus a fee of $1,000 for each Board and Board committee meeting attended.


Compensation Committee Interlocks and Insider Participation

       The members of the Company's Compensation Committee during the fiscal year ended December 31, 1994 were Messrs. Bernstein, Gaites and Solimine. Mr. Gaites also served as President and Chief Executive Officer during the fiscal year ended December 31, 1994.

       Mr. Gaites is a shareholder and general partner in entities that lease facilities to the Company in Brooklyn, New York; Congers, New York; Vails Gate, New York and Hampton, New Jersey. Mr. Gaites' equity interests in these entities are 10%, 2%, 2% and 2%, respectively. The current annual rent on these facilities is $688,800; $255,400; $71,300; and $321,200, respectively. The lessors of such facilities have granted the Company a right of first refusal in the event that any of the lessors desire to sell their respective properties to a third party. The Company believes that the leases with such affiliated parties are on terms no less favorable to the Company than it could obtain in arms-length negotiations with unrelated parties for similar locations in similar geographic areas.

       During 1994, the Company paid $1,218,282 in insurance premiums for the Company's property and casualty insurance to Emar Group, Inc., the insurance broker of which Mr. Solimine is president. The Company believes that the insurance premiums it pays to Emar Group, Inc. are on terms no less favorable to the Company than it could obtain in arms-length negotiations with unrelated parties for similar property and casualty insurance.


Employment Contracts and Termination of Employment and Change-in-
Control Arrangements

       Under a stockholder agreement entered into as part of the 1986 IPO (as described hereinafter) among the Company, Messrs. Gaites, Yanuklis, Edward Zieky and Eliott Zieky, two other executive officers and other Company stockholders and former officers, in the event the Company terminates without cause the employment of a party to such stockholder agreement, the Company is obligated to engage the terminated party as a consultant for two years with a retainer equal to 75% of that individual's then current base salary. During such period the consultant would be barred from competing against the Company in its existing markets.

       The Company has an employment agreement dated January
1988 with Edward Zieky and Eliott Zieky, Named Executive Officers, providing for a base salary of $100,000. The original term of each of the Ziekys' employment agreements would have expired January 15, 1991; however, in December 1990, their employment agreements were extended to January 15, 1994 and their base salaries were increased to $112,500. Messrs. Edward and Eliott Zieky declined the salary increase until business conditions in their region improved. In October 1993, the terms of their employment agreements were again extended until September 1, 1996. As discussed in the Board Compensation Committee Report, Messrs. Edward and Eliott Zieky's base salaries were increased to $115,000 effective as of January 1, 1994 and again increased by $12,000 per annum to $127,000 effective as of January 1, 1995 which each is now fully drawing. Under their respective employment agreements, Messrs. Edward and Eliott Zieky are entitled to such group life insurance, pension, medical insurance, hospitalization, disability and similar employee benefit plans as may exist for the benefit of the executive officers of the Company generally. The employment agreements bar solicitation of similar business to that of the Company during Messrs. Edward and Eliott Zieky's respective employment and for three years thereafter. They are also barred from directly or indirectly competing with the business of the Company in a 75 mile radius for a period of two years after ceasing to be employed by the Company. If either Messrs. Edward or Eliott Zieky leave the Company for a reason other than termination for cause, at the option of the Board, they may become a consultant to the Company for a term of two years. If either or both are terminated without cause, the Company is obligated to engage them as a consultant for two years for a retainer equal to 75% of their then current base salary.

       Except as set forth above, the Company has no other termination of employment or change-in-control arrangements for the remaining Named Executive Officers.


Board Compensation Committee Report on Executive Compensation

       In order to enhance disclosure of the Company's policies towards executive compensation, the Compensation Committee of the Board has furnished the following report on executive compensation.


Background

       Based upon its then existing compensation policies as a network of privately owned businesses in New York, New Jersey and Connecticut and in contemplation of the Company's reorganization for its initial public offering in November 1986 (the "1986 IPO"), the Company's executive compensation levels, plans and policies were established in consultation with the principal underwriter for the 1986 IPO. As part of this process, the base salary component of the Company's compensation package for the chief executive officer and founder of the Company, Eric D. Strober, was established at $500,000; the base salary of the operating executive officers, with profit and loss responsibilities at each of the Company's building supply yards, was established at $100,000; and the base salary of corporate executive officers, with centralized Company responsibilities, was established at $75,000. The cash performance bonus and performance stock option components of the Company's compensation package were structured to award to the chief executive officer and each of the operating executive officers (i) a cash performance bonus based upon a formula equal to 4.5% and 10.5%, respectively, of each applicable yard's profits, before bonus, acquisition costs and taxes ("net profits") requiring at least a 9% minimum net profit threshold, and (ii) performance stock options determined pursuant to a formula based upon a sliding scale percentage of net profits realized by each yard as applied to the yard managers' qualified base salary. These initial compensation levels and policies reflected the Board's evaluation of the performance of the Company's executive officers as compared to the executive officers of the Company's competitors in the New York, New
Jersey and Connecticut area building materials industry.

<PAGE 12>

       In 1988, the Company acquired The General Building Supply Company of Hartford, Connecticut and hired two of its operating executive officers. Each operating executive officer received a base salary of $100,000 in accordance with the then existing base salary component of the Company's compensation package and was entitled to an incentive cash bonus and stock options pursuant to the then existing formulae, except that the minimum threshold net profit was waived for 1988 through 1990.

       In 1988, upon the death of Mr. Strober and the subsequent election of Gary Kulick, President of the Company, as the Company's chief executive officer, Mr. Kulick's base salary was set at $250,000. The Company's cash performance bonus formula was revised at that time to provide for the chief executive officer and the operating executive officers to each be awarded only 2% and 10.5%, respectively, of each applicable yard's net profits and the minimum net profit threshold was reduced to a sliding scale requiring a minimum of a 6% net profit.

       In 1989, the base salaries of the corporate executive officers (excluding the chief executive officer) were increased to $100,000 to reflect management's view of the increased importance of their roles in the Company's operations on a consolidated basis and to give effect to increases in the cost of living since 1986. In addition, the Company's cash performance bonus formula was modified to provide for the chief executive officer and the operating executive officers to each be awarded 2% and 8% respectively of each applicable yard's net profits and the minimum net profit threshold was eliminated.

       In 1990, the base salaries of the operating executive officers were adjusted to establish a new range of base salaries from $100,000 to $112,500 in recognition of the increases in the cost of living since 1986. The two operating executive officers of the Hartford, Connecticut region declined any such base salary increase until business conditions in their region improved. The base salary of the operating executive officer at the Edison, New Jersey yard was reduced to $80,000 as part of an expense reduction program instituted at that yard. In addition, the Company's cash performance bonus formula was modified to provide for the chief executive officer and the operating executive officers to each be awarded 2.5% and 10%, respectively of each applicable yard's net profits without a minimum net profit threshold.

       In 1991, the cash performance bonus formula was further revised when Mr. Gaites was elected as chief executive officer to provide that the operating executive officers would continue to receive 10% of their respective yard's net profit, but the chief executive officer's cash performance bonus, if any, would be based upon the Compensation Committee's overall assessment of his performance as it affected the entire Company.

       In 1992, the base salary of the operating executive officer of the two Hudson Valley, New York yards, was increased from $112,500 to $125,000 based upon management's recommendation and the Compensation Committee's recognition of the superior performance of the yards managed by him. In addition, the Board determined that his performance warranted a promotion from Senior Vice President to Executive Vice President.

       In March 1993, based upon management's recommendation and the Compensation Committee's continued recognition of his superior performance, the same Hudson Valley, New York operating executive officer's 1993 base salary was increased by $10,000 to $135,000. In addition, the 1993 base salaries of the operating

<PAGE 13>

executive officer of the Valley Stream, Long Island yard and the Company's chief financial officer were each increased by $12,500 to $125,000. The 1993 base salaries of the operating executive officers of the Brooklyn, New York and New Jersey yards (three individuals in all) were increased from $100,000 to $110,000; in each case because of the Committee's recognition of their contributions to the Company.

       In March 1994, based upon management's recommendation, the 1994 base salary of the Hudson Valley, New York operating executive officer was increased by $7,000 to $142,000 because of the Compensation Committee's recognition of his continued superior performance. The authorized 1994 base salaries of the two operating executive officers of the Hartford, Connecticut yards were increased by $2,500 to $115,000 as a result of increased operating profits at these yards in 1993.

       Upon consummation of the 1986 IPO, the responsibilities of the Compensation Committee included determining cash performance bonus and performance stock option formulae and the initial salary levels and subsequent salary adjustments for the chief executive officer and the operating executive officers.
For fiscal year 1992, the Compensation Committee's responsibilities were extended to include determination of the salary levels and salary adjustments of the corporate executive officers. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed and approved by the full Board, except for decisions about awards under the Company's Restated 1986 Non-Qualified Stock Option Plan, which are made by the Stock Option Plan Committee.


Components of Executive Compensation

       The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive compensation and the creation of stockholder value, while at the same time motivating and retaining key employees. To achieve this goal, the primary components of executive compensation for the prior year consisted of base salary, cash performance bonus and performance stock options based upon individual yard profitability, corporate performance and individual initiatives and performance.

       As described above, the current base salaries of the executive officers were derived from those salaries determined during the Company's reorganization in anticipation of the 1986 IPO. A comparison of the Company's compensation levels to those of the Company's competitors (generally, building materials distributors to professional contractors in the New York, New Jersey, Connecticut and Pennsylvania region) is based on estimates as most of the Company's competitors are privately owned. In light of such estimations, it is the Compensation Committee's view that the Company's levels of compensation comprised of base salary plus cash performance bonus, if any, are in the middle range of compensation.

       Unlike many of its competitors, the Company, being a public company, grants to its executive officers and key employees options to purchase Company Common Stock as an additional incentive. To the extent these options, granted in accordance with the incentive performance formula, are exercised, the benefit derived therefrom provides additional compensation to such executives and key employees. The Stock Option Plan Committee considers such additional compensation to be justified

<PAGE 14>

based upon the value of the executive officers' and key employees' efforts on behalf of the Company and its stockholders.

       Awards of cash performance bonuses and grants of performance stock options to the operating executive officers follow the same incentive formulae adopted by the Company at the time of the 1986 IPO. The Compensation Committee continues to believe that these policies, as subsequently revised, are appropriate in the current environment.

       The Stock Option Plan Committee determines grants of performance stock options to the corporate executive officers, other than the chief executive officer, by considering the respective scope of accountability, strategic and operational goals, performance requirements and contributions of each of the corporate executive officers.

       During 1994, two subsidiary officers who were not Named
Executive Officers exercised options for an aggregate of 7,704 shares at an exercise price of $3.375 all of which would have otherwise expired in December 1994.

       As the construction market in New York, New Jersey, Connecticut and Pennsylvania stabilized during 1993 and improved in 1994, the Company's operating and corporate executive officers remained focused on the performance of the yards, providing superior centralized corporate services and planned for appropriate expansion. As a consequence, the Company continued to improve its overall performance, reporting $.50 per share of net income in 1994 compared to $.33 in 1993, consisting of the second consecutive year of net income after four years of losses since 1988 (exclusive of 1990 net income derived from recovery of insurance proceeds from the death of its founder). During the period ending in 1993, several of the Company's competitors in the professional contractor building materials market in the New York, New Jersey, Connecticut and Pennsylvania region, suffered bankruptcies and/or closed facilities as a result of the difficult and uncertain economic environment for residential and commercial construction at that time.

       Accordingly, in March and April 1995, the Compensation Committee and Stock Option Plan Committee determined that the existing incentive performance formulae remained appropriate for the Company. The Compensation Committee applied these formulae in awarding to operating executive officers (excluding the chief executive officer) an aggregate cash bonus of $607,780. Based on Management's assessment that the continued improvement in the Hudson and Connecticut yards was in large party attributable to its respective operating management, the Compensation Committee increased the 1995 annual base salary of each of these individuals by $12,000 to $154,000, $127,000 and $127,000, respectively. In recognition of the improved central office effectiveness and added responsibilities for planning the Company's expansion, the 1995 annual base salaries of the chief financial officer and a corporate senior vice president were increased by $12,000 and $7,500 to $137,000 and $120,000, respectively. The Stock Option Plan Committee applied the existing incentive performance formula in granting to these operating executive officers and other key employees five year options for an aggregate of 116,041 shares at $3.625 per share (the Stock Option Plan Committee's determination of the fair market value on the date of grant). In addition, in recognition of their efforts on the Company's behalf, the Company's chief financial officer and a corporate senior vice president were granted options for 22,500 and 7,500 shares, respectively, under the same terms as those options granted to other operating executive officers.

<PAGE 15>

Chief Executive Officer Compensation

       In March 1993, the Compensation Committee reviewed the improving 1992 operating results of the Company which, although still at a loss, continued to have positive cash-flow and indicated dramatic improvement in operations from the 1991 fiscal year. During 1992, the Company's sales increased by 16%, the Company had restructured its long-term debt arrangements and improved upon its already conservative credit policies. It was the Committee's decision, based upon the base salary history of the preceding chief executive officer as well as subjective factors, that Mr. Gaites' 1993 base salary be set at $250,000.
As the Company was not profitable on a consolidated basis, the Compensation Committee determined that Mr. Gaites would not receive a cash performance bonus even though six of the nine Company reporting yards realized net profit in 1992.

       In March 1994, the Compensation Committee reviewed the significant improvements in the Company's 1993 operating results which revealed that the Company turned in its best performance over the last five years as eight of the Company's reporting nine yards realized a net profit. Compared with 1992, 1993 sales were up by 14% or $14.2 million to $118,975,000 while SG&A expenses increased by only 4% and bad debt reserves were reduced from 1.5% to 1.2% of sales with the result that 1993 operating income was up by $3.3 million compared to a 1992 loss of $78,000 and 1993 net income was up by $.48 per share to $1,650,000 or $.33 per share compared to a net loss of $763,000 or $.15 loss per share in 1992. Further, from January 1993 through December 1993 the market value of the Company's outstanding common stock increased from $1.625 per share to $4.00 per share. Consequently, the Company's market capitalization during this period (excluding those shares held by Mr. Gaites) increased by approximately $10.9 million. It was the Compensation Committee's decision, based upon their subjective assessment of these improvements, that Mr. Gaites 1994 annual base salary remain at $250,000 and that he be awarded a cash performance bonus of $160,000.

       In March 1995, the Compensation Committee considered the continued improvement in the Company's 1994 operating results as eight of nine of the Company's reporting yards realized a net profit with sales up by 5% or $6.4 million to an aggregate of $125,378,000. SG&A expenses increased by only 1% while bad debt reserves were further reduced from 1.2% to 0.8%. Thus, 1994 net income increased by $.17 per share to $.50 per share for a 52% growth compared to 1993 net income of $.33 per share. Further, the Company was able to enter into a two year relationship lending arrangement with The Chase Manhattan Bank (N.A.) providing significant savings over its prior collateralized loan with its prior lender. It was the Compensation Committee's decision based on their subjective assessment of these improvements, that Mr. Gaites' 1995 annual base salary be increased $25,000 to $275,000 and that he be awarded a cash performance bonus of $225,000.

       To provide additional incentive to Mr. Gaites to enhance stockholder value beyond that provided by his then current options and equity position in the Company, in March 1995 the Stock Option Plan Committee granted to Mr. Gaites an immediately exercisable five year option expiring in March 2000 for an additional 37,500 shares at $3.625 per share (its deemed fair market value on the date of grant) which the Committee subjectively believed to be appropriate due to the improved performance and profitability of the Company achieved during 1994.

<PAGE 16>

       Compensation Committee           Stock Option Plan Committee

       David W. Bernstein               David W. Bernstein
       Robert J. Gaites        		Alvin Murstein
       Emil W. Solimine        		Emil W. Solimine



Common Stock Performance Graph

       The following line graph compares the cumulative total stockholder return on the Common Stock during the past five fiscal years, based on the market price of the Common Stock and assuming reinvestment of dividends, with cumulative total return of companies on the NASDAQ Index and a peer group index.

<PAGE 17>

      Comparison of Five Year Stockholder Cumulative Return
        The Strober Organization, Inc., the NASDAQ Index
                 and the Peer Group Index (1)(2)




[GRAPH]





				    Year Ended December 31
Company/Index		Base Year	1990	   1991       1992       1993      1994
- - -------------           ---------       ----       ----       ----       ----      ----

The Strober
 Organization, Inc.(3)   $100           $ 29.63     $ 33.33    $ 48.15	 $118.52   $103.70
Peer Group Index(4)(5)   $100		$ 56.69	    $ 46.70    $ 54.06   $ 57.46   $ 48.89
NASDAQ Index(4)		 $100		$ 81.12	    $104.14    $105.16	 $126.14   $132.44



______________________
  (1) Assumes $100 invested on December 31, 1989, the last trading day before the beginning of the Company's fifth preceding fiscal year.
  (2) Calculations are weighted according to stock market capitalization.
  (3) The Company has not paid dividends during this period.
  (4) Assumes dividends are reinvested.
  (5) The Peer Group Index includes Hughes Supply, Inc. (Orlando, Florida
(NYSE)), Jones Plumbing Systems, Inc. (Birmingham, Alabama (AMEX)), Moore-Handley, Inc. (Pelham, Alabama (NASDAQ)), NHD Stores, Inc. (Stoughton, Massachusetts (NASDAQ)), Noland Co. (Newport News, Virginia (NASDAQ)), Standard Brands Paint Corp. (Torrance, California (NYSE)) and Wolohan Lumber Co. (Saginaw, Michigan (NASDAQ)), all of which are publicly traded. All of the Companies included in the peer group index have the same standard industry code ("SIC") as the Company. Further, each company has less than ten million shares outstanding which is comparable to that of the Company.


       Notwithstanding anything to the contrary set forth in the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the foregoing report and the Performance Graph shall not be incorporated by reference into any such filings.

<PAGE 18>
                    AMENDMENTS TO CERTIFICATE
                  OF INCORPORATION AND BY-LAWS

                          (Proposal 2)


General

  The Company's Board of Directors has determined that certain amendments to the Company's Certificate of Incorporation (the
"Certificate") and by-laws (the "By-laws") are advisable and by unanimous vote has recommended them to the Company's Stockholders for adoption. These amendments are being submitted in the form of the proposal discussed in detail below under the caption "Classification of the Board and Related Matters." Stockholders are urged to read carefully the materials that follow.

  The Board of Directors believes that dividing the directors into three classes is advantageous to the Company and its Stockholders because by providing that directors will serve three year terms rather than one-year terms, the likelihood of continuity and stability in the policies formulated by the Board will be enhanced. It also believes that the staggered election of directors will promote continuity because, at any given time, at least two-thirds (2/3) of the directors will have at least one year of experience as directors of the Company.

  The Board has observed that certain tactics are available in corporate takeover practice, including the accumulation of substantial common stock positions as a prelude to an attempted takeover or significant corporate restructuring; proxy fights; and partial tender offers. The Board considers that such tactics can be highly disruptive to a company and can result in dissimilar treatment of a company's stockholders. The amendments pertaining to a classified board and related matters will, by providing that directors will serve three-year rather than one-year terms and by making it more time-consuming for a third party to gain control of the Board without its consent, ensure some continuity and stability in the management of the business and affairs of the Company and provide the Board with sufficient time to review any such third party proposal and appropriate alternatives to such a proposal. This proposal will not impede a takeover that is approved by two-thirds (2/3) of the directors of the Company.

  The amendments being proposed are not, and are not intended to be, part of a plan to adopt a series of amendments to the Certificate and the By-Laws having an anti-takeover effect and the Certificate does not presently contain any provision intended by the Company to have, or to the knowledge of the Board of Directors having, an anti-takeover effect. However, the Certificate currently authorizes 20,000,000 Common Shares, par value $.01 per share ("Common Shares") and 1,000,000 Preferred Shares, par value $.01 per share ("Preferred Shares") of the Company. As of December 31, 1994, there were 14,832,718 unissued Common Shares and there were 111,789 Common Shares held in the treasury. As of such date, there were no Preferred Shares issued and outstanding. The Board has the power to issue unissued Common Shares and Common Shares held in the treasury, and to determine, subject to the provisions of the Certificate and of Delaware law, the rights (including voting rights), preferences and limitations of the authorized but unissued Preferred Shares. Although the Board presently has no intention of doing so, such authorized but unissued and treasury Common Shares could (within the limits imposed by applicable law and the rules of the NASDAQ National Market System on which the Company's shares are listed) be issued to a holder who might thereby obtain sufficient voting power to ensure that any proposal to remove directors, or to amend or repeal any of the provisions that would be added to the

<PAGE 19>

Certificate and the By-Laws by the proposed amendments, would not receive the 75% Stockholder vote required therefor by the proposed amendments. Thus, if the proposed amendments are adopted, the power of the Board to issue such stock could enable the Board to make it more difficult to replace incumbent directors.

  The classified board amendments are not being recommended in response to any specific effort of which the Company is aware to obtain control of the Company, but rather are being recommended in order to assure that all the Company's Stockholders are treated in substantially the same manner in the event of a possible takeover situation. The listing of the Common Shares on the NASDAQ National Market System will not, under its current rules and practices, be affected by the proposed amendments. The Board has no present intention of soliciting a stockholder vote on any other proposals relating to a possible takeover of the Company. (See Proposal 1 of this Proxy Statement for information regarding the nominees for election to the Board of Directors and the class of directors in which each director will initially serve if the proposed amendments are adopted and the shares of the Company's voting stock beneficially owned by directors and officers of the Company.)


Classification of the Board and Related Matters

  The proposed amendments to the Certificate and the By-laws would (1) classify the Board of Directors into three classes, as nearly equal in number as possible, each of which, after an interim arrangement, will serve for three years, with one class being elected each year; (2) provide that directors may be removed only for cause by the Board or only with the approval of the holders of at least 75% of the voting power of the outstanding capital stock of the Company entitled to vote generally in the election of directors (the "Voting Stock"); (3) provide that vacancies on the Board may be filled by a majority of the remaining directors then in office even though less than a quorum; (4) provide that the number of directors of the Company may be changed only by the vote of a majority of the entire Board or by the holders of 75% of the Voting Stock; and (5) if the proposed amendments to the Certificate are approved by the Stockholders, they will become effective upon the filing of a certificate of amendment with the Secretary of State of Delaware, which filing is expected to be made promptly following Stockholder approval of the amendments. The proposed amendments to the By-laws would be effective contemporaneously with the filing of the amendments to the Certificate.

  The proposed amendments are being presented to Stockholders of the Company for their approval as a single integrated proposal. As more fully discussed below, the Board of Directors believes the proposed amendments, taken together, would, if adopted, enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and, at the same time, effectively reduce the possibility that a third party could effect a sudden or surprise change in majority control of the Board of Directors without the support of the incumbent Board. However, adoption of the proposed amendments may significantly reduce the ability of stockholders of the Company to change the composition of the incumbent Board of Directors and to benefit from certain transactions which could be opposed by the incumbent Board. Accordingly, Stockholders are urged to read carefully the following sections of this Proxy Statement, which describe the proposed amendments and their purposes and effects, and Exhibit A hereto, which sets forth the full text of the proposed amendments to the Certificate and the By-laws, before voting on the proposed amendments.

<PAGE 20>

Description of the Proposed Amendments

  The full text of the proposed amendments concerning classification of the Board of Directors and related matters is attached to this Proxy Statement as Exhibit A. The following description of such proposed amendments is qualified in its entirety by reference to Exhibit A.

  Classification of the Board of Directors. Under Delaware law, directors are elected for a term of one year and until their successors are elected and qualified, unless the certificate of incorporation provides for the classification of directors with respect to the duration of time for which they hold office. The Board has currently set the number of directors at 7. The proposed restated Article Seventh of the Certificate and the proposed restated Article II of the By-laws provide that the Board shall be divided into three classes of directors, each class to be as nearly equal in number of directors as possible. If the proposed amendments are adopted, at the 1995 Annual Meeting of Stockholders, the Company's directors will be divided into three classes and two directors will be elected for a one-year term expiring at the 1996 Annual Meeting of Stockholders, two directors will be elected for a two-year term expiring at the 1997 Annual Meeting of Stockholders, and the remaining three directors will be elected for a three-year term expiring at the 1998 Annual Meeting of Stockholders (in each case, until their respective successors are duly elected and qualified). Starting with the 1996 Annual Meeting of Stockholders, one class of directors will be elected each year for a three-year term. For information regarding the current nominees for election at the 1995 Annual Meeting of Stockholders and the terms for which each of them will initially serve if the proposed amendments are adopted, see "Election of Directors" (Proposal 1). If the proposed amendments are not adopted, all directors elected at the 1995 Annual Meeting of Stockholders will be elected for a term expiring at the 1996 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

  The classification provision, by staggering the terms of classes of directors, will have the effect of lengthening the time necessary to effect a change in the composition of the Board of Directors. At least two Stockholder meetings, instead of one, will be required to effect a change in the majority control of the Board, except in the event of vacancies resulting from removal or other reason (in which case the remaining directors are authorized to fill the vacancies so created--see "Removal of Directors; Filling Vacancies on the Board of Directors;
Determining the Number of Directors" below). Although there has been no problem in the past with the continuity or stability of the Board of Directors, the Board believes that the longer time required to elect a majority of a classified Board will help to assure the continuity and stability of the Company's affairs and policies in the future, since a majority of the directors at any given time will have prior experience as directors of the Company. It should also be noted that the classification provision will apply to every election of directors, whether or not a change in the Board might arguably be beneficial to the Company and its Stockholders and whether or not a majority of the Company's Stockholders believes that such a change might be desirable. Thus even if a third party were to acquire a majority of the Company's outstanding Common Stock, the proposed amendments could increase the amount of the time required for that third party to obtain control of the Company without the cooperation of the Board.

  Removal of Directors; Filling Vacancies on the Board of Directors; Determining the Number of Directors. The Company's By-laws currently provide that a majority of the Stockholders may remove directors for cause by the affirmative vote of a majority of the votes cast at a meeting of Stockholders by Stockholders entitled to vote for the election of directors. Delaware law also permits provisions in the certificate of incorporation which require a greater vote than that otherwise required by law for any corporate action to be authorized by stockholders. The proposed restated Article Seventh of the Certificate and proposed

<PAGE 21>

restated Article II of the By-laws provide that a director, or the entire Board of Directors, may be removed by the stockholders only for cause and only if such removal is approved by the affirmative vote of the holders of at least 75% of the Voting Stock. Any director may be removed with cause at any time by the affirmative vote of the majority of directors in office.

  With respect to the filling of vacancies on the Board, the Company's existing By-laws provide that any vacancy, including a vacancy created by an increase in the number of directors, may be filled by the Board of Directors provided that in the case of an increase in the number of directors pursuant to an amendment of the By-laws made by the Stockholders, the Stockholders may fill the vacancy or vacancies so created. Delaware law also expressly provides vacancies on the Board and newly created directorships may be filled by the affirmative vote of a majority of the votes cast at a meeting of stockholders by stockholders entitled to vote for the election of directors. The proposed restated
Article Seventh of the Certificate and proposed restated Article II of the By-laws provide that newly created directorships resulting from an increase in the authorized number of directors and any vacancies on the Board caused by death, resignation, retirement, disqualification, removal or other reason may be filled by a majority of the directors then in office even though less than a quorum (or by a sole remaining director). Under Delaware law, any director so chosen by the Board to fill any vacancy of a class shall hold office until the next annual meeting of Stockholders electing directors of that class and until his successor shall been duly elected and qualified. In addition, the proposed amendments provide that no decrease in the number of directors shall shorten the term of any incumbent director.

  The proposed amendments relating to the removal of directors and the filling of vacancies on the Board would seek to preclude a third party from removing incumbent directors without cause and simultaneously gaining control of the Board by filling the vacancies created by such removal with its own nominees. These provisions would also reduce the power of Stockholders, even those with a majority of the voting power, to remove incumbent directors. Under the proposed amendments, Stockholders will have the power to remove directors for cause with a 75% vote, and the remaining directors, by an affirmative vote of the majority, may elect a successor to fill the vacancies created by such removal.

  With respect to the number of directors on the Board and the manner for determining such number, Article II Section 1 of the By-laws currently provides that the Board of Directors shall consist of not less than 3 nor more than 20 members and that the number of directors shall be fixed from time to time by the Board or by the Stockholders at an annual meeting. The proposed amendments would amend this By-law provision and would provide that (i) the Board of Directors shall consist of not less than 3 nor more than 20 members and (ii) the exact number of directors within the minimum and maximum limitations shall be fixed exclusively by a resolution approved by a majority of the entire Board of Directors. The Board has currently set the number of directors at 7. The requirement that only a majority of the entire Board of Directors can fix the number of directors within the minimum and maximum limitations (together with the provision discussed above that newly created directorships may be filled by the Board) would seek to prevent a third party seeking majority representation on the Board of Directors from obtaining such representation simply by enlarging the Board and filling the new directorships created thereby with its own nominees.

  Increased Stockholder Vote for Alteration, Amendment or Repeal of Proposed Amendments. Under Delaware law, amendments to the Certificate require, among other things, the affirmative vote of a majority of the votes cast at a meeting of Stockholders by the holders of the Company's shares entitled to a vote thereon and of a majority of the votes cast at a meeting of stockholders by the holders of shares of each class entitled to vote thereon as a class (provided that the Board of Directors first approves such amendment and directs that it be submitted to a vote at a meeting

<PAGE 22>

of Stockholders). As mentioned above, Delaware law also permits provisions in the Certificate which require a greater vote than the vote otherwise required by law for any corporate action to be authorized by Stockholders. With respect to such supermajority provisions, Delaware law requires that any amendment or repeal thereof be approved by the same vote as would be required to take action under such provisions. The proposed restated Articles Seventh and Twelfth of the Certificate would require the approval of the holders of at least 75% of the Voting Stock for the amendment or repeal of, or the adoption of any provision inconsistent with, the proposed amendments to the Certificate.
In addition, under such proposed Articles and under proposed
Article X to the By-laws, none of the By-law amendments related to the proposed amendments to the Certificate may be amended or repealed, nor may any provision inconsistent therewith be adopted, without the approval of the holders of at least 75% of the Voting Stock.

  The requirement of an increased Stockholder vote is designed to prevent a Stockholder with a majority of the voting power of the Corporation from avoiding the requirements of the proposed amendments by simply repealing them. It will also have the effect, however, of giving the holders of greater than 25% of the Voting Stock a veto power over any changes in the proposed amendments even if the Board of Directors or a majority of the Stockholders favor such changes. (See page 1 of this Proxy Statement for information concerning the ownership of Voting Stock by officers and directors of the Corporation.)


Purposes and Effects of the Proposed Amendments

  The purposes of the proposed amendments to the Certificate and the By-laws are to help assure the continuity and stability of the Company's business strategies and policies, and to discourage certain types of transactions, described below, which involve an actual or threatened change of control of the Company without sufficient benefit to all Stockholders. They are designed to make it more difficult and time-consuming to change majority control of the Board of Directors and thus to reduce the vulnerability of the Company to an unsolicited proposal for the takeover of the Company that does not contemplate the acquisition of at least 75% of the Voting Stock, or an unsolicited proposal for the restructuring or sale of all or part of the Company. As more fully described below, the Board believes that, as a general rule, such unsolicited takeover proposals may not be in the best interests of the Company and its Stockholders.

  From time to time third parties may acquire substantial stock positions in what they believe are undervalued public companies as a prelude to proposing a takeover or a restructuring or sale of all or part of the company or other similar extraordinary corporate action which disproportionately benefits the third party. Such actions are often undertaken by the third party without advance notice to or consultation with management of the company. In many cases, the third party seeks representation on the company's board of directors in order to increase the likelihood that its proposal will be implemented by the company. If the company resists such efforts to obtain representation on its board pending the evaluation and negotiation of any transaction that may ultimately be undertaken, the third party may commence a proxy contest to have its nominees elected to the board in place of certain directors, or the entire board. In some cases, the third party may not truly be interested in taking over the company, but uses the threat of a proxy fight and/or a takeover bid as a means of obtaining for itself a special benefit which might not be available to all of the company's stockholders.

  The Board of Directors of the Company believes that in such situations the imminent threat of removal of the Company's management would severely curtail management's ability to

<PAGE 23>

negotiate effectively with any such third party acquirors. The Board would be deprived of the time and information necessary to evaluate the third party proposal, to seek out and negotiate alternative proposals and to help ensure that the best result is obtained in any transaction that may ultimately be undertaken involving the Company.

  Takeovers or changes in management of the Company which are proposed and effected without prior consultation and negotiation with the Company's management are not necessarily detrimental to the Company and its Stockholders. In addition, the Board of Directors has no knowledge of any present effort to gain control of the Company or to organize a proxy contest. However, the Board believes that it is prudent and in the best interest of Stockholders generally to provide the greater assurance of continuity of the Board's composition and policies which would result from adoption of the proposed amendments. The Board believes such advantages outweigh any disadvantage relating to preserving incumbent management in office or possibly discouraging potential third parties from making an effort to obtain control of the Company.

  The proposed amendments will make more difficult or discourage a proxy contest or the assumption of control by a third party acquiror of a substantial block of the Company's stock or the removal of the incumbent Board and could thus increase the likelihood that incumbent directors will retain their positions.

  The proposed amendments concerning a classified Board and related matters will help ensure that the Board, if confronted with a surprise proposal from a third party which has acquired a block of the Company's stock, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to seek the best available result for the Stockholders.

  The proposed amendments are intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arm's-length negotiations with the Company's management and Board of Directors, who would then be in a position to negotiate a transaction which would treat all of the Company's Stockholders in substantially the same manner.

  The proposed amendments are subject to the rights of the holders of any series of the Company's Preferred Shares then outstanding, if any. As mentioned above, as of the date hereof, no Preferred Shares were issued and outstanding. The proposed amendments will not interfere with the rights of any series of Preferred Shares that may hereafter be created and issued by the Company.

  The Certificate does not provide for cumulative voting in the election of directors. Accordingly, subject to the special rights of holders of any outstanding Preferred Shares discussed above, the holders of a majority of the votes cast by holders of the Company's shares in an election of directors can currently elect all of the directors being elected at any annual or special meeting of the Company's Stockholders. However, the classification of the Board pursuant to the proposed amendments will apply to every election of directors, whether or not a change in ownership of the Company has occurred such that if the holders of a majority of the voting stock of the Company desire to change the composition of the Board, it could take two Annual Meetings for new directors to constitute a majority of the Board.

<PAGE 24>

Existing Anti-takeover Protection

  Stockholder Approval of Certain Business Combinations. The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203, certain "business combinations" with "interested stockholders" of Delaware corporations are subject to a three year moratorium unless specified conditions are met.

  Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years following the date that such person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or group who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

  For purposes of Section 203, the term "business combination" is defined broadly to include mergers with or caused by the interested stockholder, sales or other dispositions to the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to ten percent or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

  The three year moratorium imposed on business combinations by
Section 203 does not apply if: (i) prior to the date on which such stockholder becomes an interested stockholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder; (ii) the interested stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him or her an interested stockholder (excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or
(iii) on or after the date such person becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by two thirds (2/3) the voting stock not owned by the interested stockholder.

  The Company believes that the effect of Section 203 would be to encourage any potential third party acquiror to negotiate with the Company's Board of Directors. Section 203 also has the effect of limiting the ability of a potential third party acquiror to make a two-tiered bid for the Company in which all Stockholders would not be treated equally. The proposed amendments are not intended to restrict or limit the application of Section 203.

<PAGE 25>

Vote Required for Adoption of Proposed Amendments

  Under Delaware law, the affirmative vote of a majority of the votes cast by the holders of the Company's shares entitled to vote at the annual meeting is required to adopt the proposed amendments regarding classification of the Board and related matters.


		THE BOARD OF DIRECTORS RECOMMENDS THAT
	STOCKHOLDERS VOTE FOR THE ADOPTION OF THE PROPOSED AMENDMENTS.

			___________________________

<PAGE 26>

   APPROVAL OF THE ADOPTION OF THE STROBER ORGANIZATION, INC.
             1995 OUTSIDE DIRECTOR STOCK OPTION PLAN

                          (Proposal 3)

Introduction

  On March 8, 1995, the Board adopted, subject to Stockholder approval, The Strober Organization, Inc. 1995 Outside Director Stock Option Plan (the "1995 Outside Director Plan"). The purposes of the 1995 Outside Director Plan are to encourage ownership in the Company by non-employee members of the Board in order to promote long-term Stockholder value and to provide non-employee members of the Board with an incentive to continue as directors of the Company. No consideration is to be received by the Company for the granting of options under the 1995 Outside Director Plan.

  As of April 7, 1995 the current market value of the Common Stock underlying the options is $271,875 and the aggregate exercise price of such options is the same $271,875.

  The principal features of the 1995 Outside Director Plan are summarized below. This summary is qualified by reference to the complete text of the 1995 Outside Director Plan, which is attached as Exhibit B.


General

  The 1995 Outside Director Plan is effective, subject to
Stockholder approval, as of March 8, 1995.  The 1995 Outside
Director Plan authorizes the grant of an option to purchase
18,750 shares of Common Stock to each of the four (4) non-employee members of the Board. There are 75,000 shares of Common Stock reserved for issuance under the Plan. The issuance of shares pursuant to the exercise of such options would result in a cash contribution to the Company of $271,875 and an approximate 1.5% dilution of the percentage ownership interest in the existing Stockholders. Management anticipates that any such dilution would occur over a number of years. The 1995 Outside Director Plan will terminate by its terms on March 8, 2000 unless further extended by the Plan Committee.


Eligibility

  Subject to Stockholder approval, as of March 8, 1995, each of the existing non-employee director (the "Optionee") received on a one-time basis an option for 18,750 shares under the 1995 Outside
Director Plan.

  Options granted under the 1995 Outside Director Plan are immediately exercisable in full at the fair market value of the underlying Common Stock on the date of grant. Fair market value means the closing sales price as quoted by NASDAQ on the date of the grant which was $3.625 per share.

<PAGE 27>

Administration

  The 1995 Outside Director Plan will be administered by a Plan Committee to be composed of two or more of the employee directors of the Board. The Committee has certain powers vested in it in the terms of the 1995 Outside Director Plan including, without limitation, the authority (within the limitations described therein) to prescribe the form of the agreement embodying the awards of options under the 1995 Outside Director Plan, to construe the 1995 Outside Director Plan, to determine all questions arising under the 1995 Outside Director Plan, and to adopt and amend all rules and regulations for the administration of the 1995 Outside Director Plan it may deem desirable. Any decision of the majority of the Plan Committee will be final and conclusive.


Transferability of Options

  The rights of an Optionee under the 1995 Outside Director Plan may not be assigned or transferred other than by will or the laws of descent and distribution and may be exercised during the Optionee's lifetime only by the Optionee.


Termination of Option

  The term of the options granted under the 1995 Outside
Director Plan expires on March 8, 2000. If an Optionee's service as a director ends for any reason, such Optionee's option will immediately terminate.


Amendment of the 1995 Outside Director Plan

  The Committee which administers the 1995 Outside Director Plan can extend the term of the Plan and make other non-material changes. Any material changes to the 1995 Outside Director Plan require Stockholder approval.


Federal Income Tax Consequences

  An Optionee will not be subject to federal income taxation as a result of the grant of an option to purchase Common Stock under the Plan. Upon exercise of the option, the Optionee will recognize ordinary income equal to the difference (the "Spread") between the option price and the fair market value of the Shares on the date of exercise. The Company may claim an income tax deduction for the amount taxable to the Optionee as ordinary income.


            THE BOARD BELIEVES THAT APPROVAL OF THE
            ADOPTION OF THE 1995 OUTSIDE DIRECTOR
            STOCK OPTION PLAN IS IN THE BEST
            INTERESTS OF ALL STOCKHOLDERS AND
            RECOMMENDS A VOTE "FOR" THE PROPOSED
            PLAN.
                    ________________________

<PAGE 28>

                 INDEPENDENT PUBLIC ACCOUNTANTS

                          (Proposal 4)

  The Board and the Audit Committee have approved the selection of KPMG Peat Marwick LLP as the Company's independent public accountants for the fiscal year ending December 31, 1995. KPMG Peat Marwick LLP has audited the books and records of the Company since 1986. Representatives of such firm plan to attend the Meeting and will be available to answer appropriate questions. Such representatives will also have an opportunity to make a statement at the Meeting if they so desire. The Company is asking Stockholders to ratify the selection of KPMG Peat Marwick LLP as the Company's independent public accountants for the fiscal year ending December 31, 1995. The affirmative vote of the holders of a majority of the votes cast is required to ratify the selection of such firm as the Company's independent public accountants. In the event the Stockholders fail to ratify the appointment, the Board will consider it as a direction to select other public accountants. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its Stockholders.


  THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION
  OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT
  PUBLIC ACCOUNTANTS OF THE COMPANY.


           ______________________________________

<PAGE 29>

                        NEW PLAN BENEFITS

  The following table sets forth the number of shares of Common
Stock subject to options to be granted to each of the following under the 1986 Option Plan and the 1995 Outside Director Plan.



Name and Position	      		1986 Option Plan(1)	1995 Outside Director
								Plan(2)
- - -----------------			-------------------	---------------------
Robert J. Gaites, Chairman			37,500			0
of the Board, President and
Chief Executive Officer of the
Company

John Yanuklis, Director and Executive   	23,503			0
Vice President of the
Company and President of
Strober King Building Supply
Centers, Inc.

Richard Schaefer, Vice				27,586			0
President of the Company
and Executive Vice President
of Strober Long Island
Building Material Centers,
Inc.

Edward Zieky, Senior Vice			10,152			0
President of the Company
and Senior Vice President of
The General Building Supply
Company

Eliott Zieky, Director and Senior 			10,152			0
Vice President of the
Company and Senior Vice
President of The General
Building Supply Company

Executive Group				       149,651			0
Non-Executive Director				  0		      75,000
Group

Non-Executive Employee				33,890			0
Group




____________________
(1) Reflects Grants of stock options made on March 8, 1995

(2) Employees of the Company are ineligible to participate. A copy of such plan is included as Exhibit B.



<PAGE 30>

                          MISCELLANEOUS

Certain Transactions

     Certain of the Company's building supply centers are leased from corporations or partnerships wholly-owned by existing and former members of management, major stockholders and their families, including Messrs. Brower, Gaites, Guerin, Schaefer, Yanuklis, Young, Edward N. Zieky, Eliott Zieky and Ms. Sue Strober, as follows: 550 Hamilton Avenue, Brooklyn, New York, (current annual rental of $688,800); 370 West Merrick Road, Valley Stream, New York (current annual rental of $254,300); 345 West Merrick Road, Valley Stream, New York (current annual rental of $133,700); 102 North Route 9W, Congers, New York (current annual rental of $255,400); 125 Temple Hill Road, Vails Gate, New York (current annual rental of $71,300); Route 175 West, Hampton, New Jersey (current annual rental of $321,200); 363, 367, 405 Ellington Road, East Hartford, Connecticut (current annual rental of $369,600); and 580 Tolland Street, East Hartford, Connecticut (current annual rental $138,200). The lessors of all such centers have granted the Company a right of first refusal in the event any such lessor desires to sell any such premises to a third party.

     The Company believes that the leases with such affiliated parties are on terms no less favorable to the Company than it could obtain in arms-length negotiations with unrelated third parties for similar locations in similar geographic areas. It is contemplated that all future locations of the Company will either be owned by the Company or leased from unrelated third parties.

     The Company, Sue Strober, certain current executive officers of the Company and certain former executive officers and directors of the Company (including the estate of Eric D. Strober) are parties to an agreement entered into in 1986 and subsequently amended providing such parties with prior notice and a right of first refusal to purchase shares of the Company's Common Stock which any of the parties desires to sell.

     During 1993, the Company refinanced its subordinated debt with the former owners of The General Building Supply Company which the Company purchased in 1988. This debt had a maturity date of January 15, 1994 in the amount of $3,500,000. On October 1, 1993, the subordinated noteholders exchanged $3,500,000 of subordinated notes ("old notes") for new subordinated notes ("new notes") in the like amount of $3,500,000. The "new notes" are due September 1, 1996 and were to be paid with 36 consecutive monthly payments of $97,222 plus interest at 8% per annum. Also, on October 1, 1993, the accrued interest on the "old notes" in the amount of $195,808 was paid and the noteholders surrendered warrants to acquire 300,000 shares of common stock at an exercise price of $2.00 per share.

     At December 31, 1994 two of the noteholders, Eliott Zieky and Edward Zieky, were employed by the Company as senior vice presidents. The amounts owed to Eliott Zieky and Edward Zieky at December 31, 1994 were $283,792 and $318,500, respectively. Edward Zieky's brother (who is also Eliott Zieky's first cousin) is a building contractor who purchased over $200,000 of building supplies from the Company in 1994 on terms no less favorable to the Company that it could obtain in arms-length negotiations with unrelated third parties.

<PAGE 31>

Stockholder Proposals

     Proposals of security holders intended to be presented at the 1996 annual meeting of Stockholders must be received by the Company by December 29, 1995, in order to be eligible for inclusion in the proxy statement and form of proxy of the Company for that meeting.

     Stockholders wishing to bring proposals or director nominations before an annual meeting must comply with certain provisions of the Company's By-laws, which require certain information to be provided in connection with the submission of stockholder proposals or director nominations and which set forth certain timing requirements with respect thereto.


Cost of Solicitation

     The cost of soliciting proxies will be borne by the Company, including expenses in connection with the preparation and mailing of this Proxy Statement and all papers which accompany or may hereafter supplement it. The solicitation will be made by mail. The Company will also supply brokers or persons holding stock in their names or in the names of their nominees with such number of proxies, proxy materials and annual reports as they may require for mailing to beneficial owners, and will reimburse them for their reasonable expenses in connection therewith. To the extent necessary in order to assure sufficient representation, officers, directors and employees of the Company may be engaged to assist in the solicitation of proxies without remuneration therefor by mail, telephone or personal interview.


Filings Under Section 16(a)

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that during the 1994 fiscal year all of its officers and directors complied with all applicable filing requirements except as follows. David Bernstein and Sue Strober failed to file timely Forms 4 following the sale by Sue Strober of a warrant for 75,000 shares of Company Common Stock to Mr. Bernstein and the sale by Sue Strober of 111,789 shares to the Company in December 1994. All such transactions were subsequently reported.


Other Matters

     As of the date of this Proxy Statement, no other matter is known which will be brought before the Meeting. However, if any other matter properly comes before the Meeting, or any adjournment thereof, the persons voting the proxies will vote on these matters in accordance with their best judgment.

<PAGE 32>

Vote Required

     Each Stockholder is entitled to one vote for each share of stock registered in the Stockholder's name. Directors are elected by a plurality of the votes cast by holders of shares entitled to vote in the election. All other corporate action is authorized by a majority of the votes cast. Under Delaware law the aggregate number of votes entitled to be cast by all Stockholders present in person or represented by proxy at the Meeting, whether those Stockholders vote "for", "against" or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of matters to be voted on at the Meeting, and the total number of votes cast "for" those matters will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting on a matter by a Stockholder present in person or represented by proxy at the Meeting has the same legal effect as a vote "against" the matter even though the Stockholder or interested parties analyzing the results of the voting may interpret such a vote differently.


     UPON WRITTEN REQUEST OF A RECORD HOLDER OR BENEFICIAL OWNER OF COMMON STOCK ENTITLED TO VOTE AT THE MEETING, THE COMPANY WILL PROVIDE WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1994. REQUESTS SHOULD BE MAILED TO:

              Corporate Treasurer
              The Strober Organization, Inc.
              550 Hamilton Avenue
              Brooklyn, New York  11232


                                       THE STROBER ORGANIZATION, INC.



                                        David J. Polishook
                                        Secretary

Brooklyn, New York
April 28, 1995

<PAGE 33>
                            EXHIBIT A


                    CERTIFICATE OF AMENDMENT
                               OF
                  CERTIFICATE OF INCORPORATION



     THE STROBER ORGANIZATION, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said Corporation adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said
Corporation:

          RESOLVED, that the Corporation's Certificate of Incorporation be amended by superseding and restating Article SEVENTH and by adding a new Article TWELFTH, so as to respectively read in their entirety as set forth below:

          SEVENTH:   The entire Board of Directors
          shall consist of not less than three (3) nor more than twenty (20) directors. Within these limits and subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time exclusively by resolution of the Board of Directors. The directors in office, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided, with respect to the time for which they severally hold office, into three classes:
          Class I, Class II and Class III. The term of office of the Class I directors will expire at the 1996 annual meeting of stockholders, the term of office of the Class II directors will expire at the 1997 annual meeting of stockholders, and the term of office of the Class III directors will expire at the 1998 annual meeting of stockholders following their election, and shall hold office until their successors have been duly elected and qualified. At each annual meeting of stockholders, commencing with the 1996 annual meeting, directors elected to succeed the directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders following their election, and shall hold office until their successors have been duly elected and qualified; provided however that a director may resign. If the number of directors is not evenly divisible into thirds, the Board shall determine which

<PAGE 34>

          Class or Classes shall have one extra
          director. Any additional director of any Class elected to the Board of Directors to fill a vacancy from an increase in such Class shall hold office for the term that expires as to that Class. The tenure of a Director shall not be affected by any decrease in the number of directors so made by the Board.
          Subject to the rights of the holders of any series of Preferred Stock, any directors or the entire Board of Directors may be removed from office at any time, but only for cause by the affirmative vote of the holders of not less than 75% of the outstanding stock of the Corporation entitled to vote in the election of directors. Any director may be removed with cause at any time by the affirmative vote of the majority of directors in office. The
	  Board of Directors is expressly authorized to make, alter, amend and repeal the By-laws of the Corporation. By-laws of the Corporation may also be made, altered, amended or repealed by the stockholders, but only by the affirmative vote of the holders of at least 75% of the outstanding stock of the Corporation entitled to vote in the election of directors at a meeting of stockholders duly held subject to the right of the Board of Directors to amend or repeal any By-law adopted by the stockholders unless the By-law or any provision thereof specifically states that it shall not be amended or repealed by the Board of Directors in which case such By-law shall only be amended or repealed by the affirmative vote of the holders of at least
          75% of the outstanding stock of the
          Corporation entitled to vote in the election of directors.

          TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended
          Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights conferred on stockholders herein are granted subject to this reservation.

          In addition to any other requirements for amendments to the Certificate, no amendment to this Certificate shall amend, alter, change or repeal any of the provisions of Article SEVENTH or this Article TWELFTH unless the amendment effecting such amendment, alteration, change or repeal shall have received the affirmative approval of holders of shares of capital stock of the Corporation entitled to cast at least 75% of the outstanding stock of the Corporation entitled to vote in the election of directors; provided however, that this
          Article TWELFTH shall not apply to, and such 75% vote shall not be required to amend, alter, change or repeal any provisions of this Article recommended by not less than the two-thirds (2/3) of the Board of Directors.

<PAGE 35>

     SECOND: That at the annual meeting of stockholders of said Corporation duly held on May 25, 1995, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required were voted in favor of the aforesaid amendment.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Corporation has caused this
Certificate to be signed by  Robert J. Gaites, its Chairman of the Board, and attested by David J. Polishook, its secretary,
this        day of             , 1995.

                              THE STROBER ORGANIZATION, INC.


                              By:__________________________
                                   Robert J. Gaites
                                   Chairman of the Board
ATTEST:


By:______________________
     David J. Polishook
     Secretary

                    AMENDMENT TO THE BY-LAWS


     Articles II and X of the By-laws of the Company are amended in their entirety to read as follows:


                           ARTICLE II

                       BOARD OF DIRECTORS

               SECTION 1.   Number.  The entire Board of
          Directors shall consist of not less than three (3) nor more than twenty (20) directors. Within these limits and subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time exclusively by resolution of the Board of Directors. The directors in office, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided, with respect to the time for which they severally hold office, into three classes: Class I, Class II and Class III. The term of office of the Class I directors will expire at the 1996 annual meeting of stockholders, the term of office of the Class II directors will expire at the 1997 annual meeting of stockholders, and the term of office of the Class III directors will expire at the 1998 annual meeting of stockholders following their election, and shall hold office until their successors have been duly elected and qualified. At each annual meeting of stockholders, commencing with the 1996 annual meeting, directors elected to succeed the directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders following their election, and shall hold office until their successors have been duly elected and qualified; provided however that a director may resign. If the number of directors is not evenly divisible into thirds, the Board shall determine which Class or Classes shall have one extra director. Any additional director of any Class elected to the Board of Directors to fill a vacancy from an increase in such Class shall hold office for the term that expires as to that Class. The tenure of a Director shall not be affected by any decrease in the number of directors so made by the Board.

               SECTION 2. Meetings of the Board. Meetings of the Board of Directors shall be held at such place within or without the State of Delaware as may from time to time be fixed by resolution of the Board, or as may be specified in the call of any meeting. Regular meetings of the Board of Directors shall be held at such times as may from time to time be fixed by resolution of the Board. Notice need not be given of the regular meetings of the Board held at times fixed by resolution of the Board. Special meetings of the Board may be held at any time upon the call of the Chairman of the Board or any four directors by telegraphic, cable or written notice, duly served on or sent or mailed to each director not less than two days before such meeting. Any such notice shall be sent by the Secretary of the Company or such other person as may be designated by the person or persons calling such meeting. Special meetings of the Board of Directors may be held without notice, if all of the directors are present or if those not present waive notice of the meeting in writing or by telegram or cable.

               SECTION 3.  Quorum.  The attendance of a majority
          of the members of the whole Board of Directors shall be necessary to constitute a quorum for the transaction of business.

               SECTION 4.  Vacancies.  Vacancies in the Board of
          Directors may be filled by a vote of a majority of the directors in office even though less than a quorum, or by a sole remaining director.

               SECTION 5. Resignations. Any director of the Corporation may resign at any time by giving written notice to the Chairman of the Board, the President or to the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein the acceptance of such resignation shall not be necessary to make it effective.

               SECTION 6. Organization. The Board of Directors shall have general power to direct the management of the business and affairs of the Corporation, and may adopt such rules and regulations as they shall deem proper, not inconsistent with law or with these By-laws, for the conduct of their meetings and for the management of the business and affairs of the Company.

               SECTION 7. Removal. No director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than 75% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class. Any director may be removed with cause at any time by the affirmative vote of the majority of the directors in office.


                            ARTICLE X

                            AMENDMENT

               The Board of Directors is expressly authorized to make, alter, amend and repeal the By-laws of the Corporation. By-laws of the Corporation may also be made, altered, amended or repealed by the stockholders, but only by the affirmative vote of the holders of at least 75% of the outstanding stock of the Corporation entitled to vote in the election of directors at a meeting of stockholders duly held subject to the right of the Board of Directors to amend or repeal any By-law adopted by the stockholders unless the By-law or any provision thereof specifically states that it shall not be amended or repealed by the Board of Directors in which case such By-law shall only be amended or repealed by the affirmative vote of the holders of at least 75% of the outstanding stock of the Corporation entitled to vote in the election of directors. The Board of Directors may from time to time, by vote of a majority of the Board, adopt, amend and repeal By-laws at any regular or special meeting, provided notice of the proposed change is given in the notice of the meeting, and subject to the power of the stockholders to amend and repeal any By-laws made by the Board of Directors as provided in this Article. No amendment or repeal of any By-law shall invalidate any prior act of the directors or officers of the Corporation which would have been valid if the By-law had not been so amended or repealed.

                            EXHIBIT B


                 THE STROBER ORGANIZATION, INC.
             1995 OUTSIDE DIRECTOR STOCK OPTION PLAN




1.     Purpose

       The purpose of the Strober Organization, Inc. 1995
Outside Director stock Option Plan (the "Plan") is to provide additional incentive to exceptional persons to serve as outside directors on the Board of Directors (the "Board") of The Strober Organization, Inc. (the "Company") or its subsidiaries. The purposes of the Plan are to encourage ownership in the Company by non-employee members of the Board in order to promote long-term Stockholder value and to provide non-employee members of the Board with an incentive to continue as directors of the Company.

2.     Grant of Options

       (a) As of March 8, 1995, each of the four (4) nonemployee directors will be granted an option ("Option") to purchase 18,750 shares of the Company's Common Stock, par value
$.01 per share ("Shares").

       (b) The maximum number of Shares that may be issued upon the exercise of Options shall not exceed 75,000 Shares, subject to adjustment as provided in paragraph 8. Shares issued under this Plan may be authorized but unissued or held in treasury. If any outstanding Options, or any portion thereof, expire, lapse, terminate for any reason (other than the exercise thereof) or are exchanged or substituted, the Shares subject to the unexercised portion of such Options may again be the subject of Options under this Plan. In no event will any Options be granted under this Plan after March 8, 2000.

3.     Terms and Conditions of Options

       Each Option will be evidenced by an agreement executed by the Company and the recipient which will include the following terms and conditions:

       (a)  Exercise Price

       The exercise price of the Option was established at $3.625, the fair market value determined on the date of grant of the Option as the closing sales price as quoted by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the date of the grant.

       (b)  Term of Options

            Each Option will be outstanding for a term expiring on March 8, 2000 and will be exercisable in the manner set forth in paragraph 3(e).

       (c)  Non-transferability of Options

            Options will not be transferable by the optionee other than by will or by the laws of descent and distribution and may be exercised during the optionee's lifetime only by the optionee.

       (d)  Termination of Options

            If an optionee's service as a director ends for any reason, such optionee's Option will immediately terminate.

       (e)  Exercise of Options

            Each Option will be fully exercisable on the date of grant. The optionee, upon written notice to the Company, may exercise an Option in accordance with any procedure that the Company may establish. Any exercise of an Option will be effected by payment of the full exercise price, either by payment in cash, payment by delivery of previously owned Shares or a combination of payment in cash or delivery of Shares, and any required withholding tax shall be paid by the optionee in full at the time an Option is exercised.

4.     Amendment or Termination

       The Committee may at any time amend or terminate this Plan, including extending the term of the Plan; provided that no such amendment or termination shall adversely affect or impair the rights of optionees. In addition, the Committee may accept the surrender of outstanding options (up to the extent not theretofore exercised) and authorize the granting of new options in substitution therefor (to the extent not theretofore exercised).

5.     Indemnification of the Committee

       In addition to such other rights or indemnification as they may have, the members of the Committee shall be indemnified by the Company against all costs and expenses (including legal fees) reasonably incurred by them (or any of them) in connection with any action, suit or proceeding to which they (or any of them) may be a party by reason of any action taken or any failure to act under or in connection with the Plan or any award granted pursuant thereto and against all amounts paid by them in settlement thereof, provided such settlement is approved by legal counsel selected by the Company or is paid by them in satisfaction of a judgment in any action, suit or proceeding. Upon institution of any such action, suit or proceeding, the person desiring indemnification will give the Company an opportunity, at its own expense, to defend the same.

6.     Expenses

       All expenses and costs in connection with the administration of the Plan will be paid by the Company.

7.     Adjustments

       In the event of any change in the Shares by reason of a stock dividend, recapitalization, reclassification, stock split, combination of shares, corporate transaction, or similar event, the number of Shares covered by an Option and the exercise price will be adjusted to reflect such change as the Committee, in its sole discretion, deems appropriate.

8.      Liability of Company

       The liability of the Company under this Plan and any sale made hereunder is limited to the obligations set forth with respect to such transfer and nothing herein contained shall be construed to impose any liability on the Company in favor of any optionee with respect to any loss, cost or expense which an optionee may incur in connection with or arising out of any transaction in connection therewith.

9.     Notices

       Any notice or other communication required or permitted to be made or given hereunder shall be sufficiently made or given if sent by certified mail addressed to an optionee at his address as set forth in the regular books and records of the Company, or its subsidiaries, and if to the Company, addressed to it at its principal office.

10.    Application of Funds

       The proceeds received by the Company from the sale of Shares subject to Options may be commingled with any other corporate funds and used for any corporate purpose.

11.    Governing Law

       All questions arising with respect to the provisions of the Plan will be determined by application of the laws of the State of New York, except to the extent that New York law is preempted by federal statute. The obligation of the Company to sell and deliver Options or Shares hereunder is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such Options or Shares and compliance with all applicable laws, and may be deferred pending such approval and compliance.

                          [FORM OF PROXY]


		THE STROBER ORGANIZATION, INC.

   PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 25, 1995

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


       The undersigned hereby appoints Robert J. Gaites and David Polishook, and each or either of them, proxies of the undersigned, with full power of substitution, in each of them, to appear and vote all shares of common stock of The Strober Organization, Inc., held of record by the undersigned at the close of business on April 21, 1995; at the Annual Meeting of Stockholders to be held on May 25, 1995 and at any adjournment or adjournments thereof, with all powers the undersigned would possess if present, as indicated below on all matters mentioned in the Notice and Proxy Statement for said meeting, and at their discretion on all other matters that may properly come before the meeting.

			[FORM OF PROXY]


		      For   Withheld   The Election of the following seven
1. Elections of	      [  ]    [	 ]     persons as directors:
   Directors			       Robert J. Gaites, David W. Bernstein,
				       Joseph Mangino, Sr., Alvin Murstein,
				       Emil W. Solimine, John Yanuklis and
				       Eliott Zieky

   For, except vote withheld from the following nominee(s):

   _______________________________________________________



	      			      FOR   AGAINST    ABSTAIN
				      [  ]   [  ]        [  ]
2. Approve amendments to the
   Certificate of Incorporation
   and By-Laws.

3. Approval of adoption of the        [  ]   [  ]        [  ]
   Company's 1995 Outside
   Director Stock Option Plan.

4. Ratification of the appointment    [  ]   [  ]        [  ]
   of KPMG Peat Marwick LLP as
   independent auditors for the
   fiscal year ending December
   31, 1995.



   UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY ;USING THE ENCLOSED ENVELOPE.


SIGNATURE(S):_________________________________DATE:________________________

NOTE: Please date and sign exactly as your name appears on your stock certificate. Give full title when signing as executor, administrator, trustee, attorney, guardian or custodian for a minor. Signatures for corporations and partnerships should be in the corporate or firm name by a duly authorized person. If shares are held by joint tenants, both should sign.